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                          [LORD, BISSELL & BROOK LETTERHEAD]


                                            September 12, 1996



Beverly Bancorporation, Inc.
1357 W. 103rd Street
Chicago, Illinois  60643

    Re:  Beverly Bancorporation, Inc.
         REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

    We have represented Beverly Bancorporation, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") relating to the proposed issuance of up to 530,743 additional shares of the Company's common stock, $.01 par value (the "Shares"), pursuant to the terms of the Beverly Bancorporation Stock Option Plan (the "Plan"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company and resolutions of the Board of Directors of the Company.

    We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            LORD, BISSELL & BROOK